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NEWS RELEASE                                                           EXHIBIT 9

NORTHGATE EXPLORATION LIMITED               (LOGO NORTHGATE EXPLORATION LIMITED)
Stock Symbol: NGX
Exchange Codes: TSX
Website: www.northgateexploration.ca

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            NORTHGATE CLOSES CDN$1.445 MILLION FLOW-THROUGH FINANCING


VANCOUVER, BRITISH COLUMBIA - December 23, 2002: Northgate Exploration Limited (TSX: NGX) today announced the closing of an equity financing for total gross proceeds of Cdn$1,445,000 by way of the issuance of 722,500 flow-through common shares at Cdn$2.00 each. Proceeds from the issue will be used to finance the Corporation's 2003 exploration activities, including the continued exploration of Northgate's 65,000-acre property surrounding the Kemess South mine and grass roots exploration in the Toodoggone Region of British Columbia.

The balance of Northgate's exploration and development budget in 2003 will be directed towards feasibility study work on the Kemess North project, which is no longer eligible for flow-through funding, because it has advanced to the feasibility stage of development.

Northgate is in the business of mining and exploring for gold and copper, with a focus on opportunities in North and South America. The Corporation's principal assets are the 275,000-ounce per year Kemess South mine in north-central British Columbia and the adjacent Kemess North project where a significant exploration discovery was made in 2001. Significant growth potential exists at Kemess North, which currently contains an inferred resource of 5.7 million ounces of gold.



     This news release contains certain forward-looking statements that reflect the current views and/or expectations of Northgate Exploration Limited with respect to its performance, business and future events. Such statements are subject to a number of risks, uncertainties and assumptions. Actual results and events may vary significantly.


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For further information, please contact:

MR. TERRY A. LYONS                         MR. KEN G. STOWE
Chairman                                   President and Chief Executive Officer
604-669-3141                               416-359-8641